EXHIBIT 11

                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                                      December 31
                                    ----------------------------------------------
                                        2000             1999             1998
                                        ----             ----             ----
Net Income (Loss)                   $  1,118,805     $    300,553     $ (1,017,170)
                                    ============     ============     ============



Weighted Average of Common
 Shares Outstanding                    1,604,163        1,604,163        1,604,163

Dilutive Effect of Stock Option           70,824           63,021
                                    ------------     ------------     ------------

                                       1,674,163        1,667,184        1,604,163
                                    ============     ============     ============

Basic Net Income (Loss)
Per Common Share                    $        .70     $        .19     $       (.63)
                                    ============     ============     ============

Dilutive Net Income (Loss)
Per Common Share                    $        .67     $        .18     $       (.63)
                                    ============     ============     ============